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                                                                   EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of July, 2002 by and between Arlington Hospitality Management, Inc. ("Company") and Richard A. Gerhart ("Executive").

                                   WITNESSETH:

     WHEREAS, the Company is engaged in the business of developing and operating hotels.

     WHEREAS, pursuant to this Agreement, the Executive shall be employed by the Company as its Senior Vice President of Hotel Operations, and the Company and Executive desire to formalize the Executive's employment with this Agreement, and the Executive desires to continue employment on the terms and conditions described herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties agree as follows:

     1.    EMPLOYMENT.    The Company hereby agrees to employ the Executive as
its Senior Vice President of Hotel Operations for the Term (as hereinafter defined) and the Executive agrees to accept such employment on the terms and conditions set forth herein.

     2.    DUTIES.   The Executive shall perform for the Company and all its
subsidiaries the responsibilities of the office of Senior Vice President of Hotel Operations and the duties consistent with such office, subject to the direction of the President of the Company. The Executive shall report to the President of the Company or his designee.

     3.    TERM.     The initial term of the Executive's employment under this
Agreement (the "Initial Term") shall commence July 1, 2002, and shall continue for three calendar years, unless earlier terminated as herein provided.

     4.    COMPENSATION AND OTHER BENEFITS.

     4.1. COMPENSATION. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term, Cash Compensation and Bonus at a rate specified in Exhibit A hereto ("Annual Compensation") payable, unless otherwise specified, in accordance with the payroll policies of the Company.

     4.2.  MISCELLANEOUS EMPLOYEE BENEFITS.   During the Term, the Executive
shall be permitted to participate in any group life, hospitalization, dental or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company (collectively, "Benefits"), which may be available
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to other executive of the Company generally on the same terms as such other executives.

          4.3. GENERAL BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of itemized expense statements or vouchers or such other supporting information as the Company may require.

          5. TERMINATION BY THE COMPANY FOR CAUSE. The Company has the right, at any time by serving notice, to terminate the Executive's employment under this Agreement and to discharge the Executive for "Cause" (as hereinafter defined). If such right is exercised, the Company's obligation to the Executive shall be limited to the payment and/or satisfaction of unpaid Cash and Benefits accrued up to the effective date specified in the Company's termination notice. The Executive shall also be permitted to maintain health insurance benefits for himself and covered dependents pursuant to COBRA commencing on the date the Executive's employment is terminated. As used in this Section 5.1, the term "Cause" shall mean and include (i) misappropriation of any money or other assets or properties of the Company or an subsidiary of the Company other than an isolated, insubstantial and unintentional misappropriation which is promptly remedied by the Executive after receipt of written notice thereof given by the Company; (ii) willful and material breach by the Executive of the terms of this Agreement after a written demand for substantial performance is delivered to the Executive by the President of the Company which specifically identifies the manner in which the President of the Company believes that the Executive has not substantially performed his duties and such breach continues after receipt of such written notice; and (iii) illegal conduct which has a significant negative effect on the reputation or business of the Company.

          6. SEVERANCE UPON TERMINATION WITHOUT CAUSE. If the Company terminates the Executive's employment without Cause, it shall continue to pay the Executive all compensation specified in Exhibit A for a period ending six
(6) months after the termination date.

          7. VOLUNTARY TERMINATION. If the Executive voluntarily terminates his employment, the Executive agrees to provide the Company with at least thirty (30) days written notice.

          8.    OTHER PROVISIONS.

          8.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

               (i) "Person: means any individual corporate, partnership, firm, joint venture, associate, joint-stock company, trust, incorporated organization, governmental or regulation body or other entity.
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          (ii) "Cash flow" for any period means net income plus depreciation and amortization for such period, all determined in accordance with generally accepted accounting principles.

     8.2. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

          (i)  If to the Company, to:

               President
               Arlington Hospitality, Inc.
               2355 S. Arlington Heights Road, Suite 400
               Arlington Heights, IL 60005

          (ii) If to the Executive, to:

               Richard A. Gerhart
               4 Queens Way
               Lincolnshire, IL 60069

     Any party may change its address for notice hereunder by notice to the other party hereto.

     8.3. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     8.4. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     8.5. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.
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     8.6. SUCCESSORS.

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     8.7. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.7. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


EXECUTIVE                                 ARLINGTON HOSPITALITY MANAGEMENT, INC.

/s/ Richard A. Gerhart                    By: /s/ Michael P. Holtz
----------------------                    ------------------------
Richard A. Gerhart                        Michael P. Holtz
                                          President
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                                   EXHIBIT A

                                  RICK GERHART


BASE SALARY:

            Year One     $132,500
            Year Two      137,800
            Year Three    144,000

BONUS STRUCTURE:

            AMERIHOST INN HOTELS:

            Same Store Sales:

            The Senior Vice President of Operations will be entitled to participate in a quarterly incentive, based upon the Same Store Sales performance of the owned AmeriHost Inn hotels. Following are the percentages and incentive breakdowns:

            % Increase/Same Store Sales           Incentive $
            ---------------------------           -----------
                        6%                            $600
                        7%                            $900
                        8%                          $1,200
                        9%                          $1,800

            Each additional increase of 1% in Same Store Sales will result in $300 of additional bonus.

            Increase in GOP Over Budget:

            The Senior Vice President of Operations will be entitled to a bonus of 3% of the Actual GOP over the budgeted GOP. The bonus will be calculated and paid on a quarterly basis, and based upon the "pooled" of all AmeriHost Inns under his direction. This will exclude the Bortle managed hotels.




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            Increase in GOP Over Last Year:

            The Senior Vice President of Operations will be entitled to a bonus of 2% of actual GOP over the previous year's GOP. In order to qualify for part of this bonus, the hotel must have been open for business for at least two (2) years. All hotels that were open more than two (2) years in the quarter will qualify for this plan. The bonus will be calculated and paid on a quarterly basis, based on the "pooled" performance of all the AmeriHost Inns that are managed by Arlington Hospitality. This excludes the Bortle managed hotels.

            NON-AMERIHOST HOTELS

            Same Store Sales:   None

            Increase in GOP Over Budget:

            The Senior Vice President of Operations will be entitled to a bonus potential of 3% of the actual GOP over the budgeted GOP. The bonus will be calculated and paid on a quarterly basis, and based upon the "pooled" performance of all of the non-AmeriHost hotels under his direction. The Diversified properties will be excluded from participation in the bonus calculations.

            Property Sales:

            The Senior Vice President of Operations will be paid a bonus of $500 for each AmeriHost Inn that the Company sells and receives a fee from Cendant. This bonus will be paid at the time of the closing.

            Overall Company Performance:

            The Senior will receive a bonus equal to 10% of his base salary if the Company succeeds in achieving its budgeted net income, cash flow or EBITDA for the year. This will be due and payable within 10 days after the year end numbers are finalized. If the total of the above bonus plans paid to the Executive are equal to or greater than 10% of his base salary, no bonus will be due and payable to the Executive for Company performance. If the total of the above bonus plans paid to the Executive are less than 10% of his base salary, the Executive will be given bonus up to 10% of his base salary if the Company achieves its performance objectives.